Exhibit 21.1

Subsidiaries of the Registrant

DOMESTIC

Entity	Jurisdiction of Formation
FlipKey, Inc.	DE
GlobalMotion Media, Inc.	DE
Smarter Travel Media LLC	NV
The Independent Traveler, Inc.	NJ
TripAdvisor APAC Holdings Corporation	DE
TripAdvisor Holdings, LLC	MA
TripAdvisor LLC	DE
TripAdvisor GP1 LLC	DE
TripAdvisor GP2 LLC	DE
TripAdvisor Finance LLC	DE
TripAdvisor LP2 LLC	DE
The TripAdvisor Charitable Foundation	DE
Wanderfly, Inc. TripAdvisor Securities Corporation	DE MA

INTERNATIONAL

Entity	Jurisdiction of Formation
Beijing Kuxun Interactive Technology Co., Ltd. (beneficial ownership)	China
Beijing Kuxun Technology Co., Ltd.	WFOE China
Bookingbuddy K.K.	Japan
TripAdvisor Consulting Services (Beijing) Co. Ltd	China
Holiday Lettings (Holdings) Limited	United Kingdom
Holiday Lettings Limited	United Kingdom
Kooxoo, Inc.	Cayman
Smartertravel K.K.	Japan
TripAdvisor Limited	United Kingdom
TripAdvisor Korea Co., Ltd.	Korea
TripAdvisor Italy Srl	Italy
TripAdvisor Spain, S.L.	Spain
TripAdvisor GmbH	Germany
TripAdvisor France SAS	France
TripAdvisor Australia Pty Limited	Australia
TripAdvisor Canada Corp.	Canada
TripAdvisor Travel India Private Limited	India
TripAdvisor Singapore Private Limited	Singapore
Tripadvisor K.K.	Japan
TripAdvisor Hong Kong Limited	Hong Kong
TripAdvisor China Cayman Holdings Limited	Cayman
Tuqu Net Information Technology (Beijing) Co., Ltd. (beneficial ownership)	China
TripAdvisor UK1 LP	United Kingdom
TripAdvisor UK2 LP	United Kingdom
TripAdvisor UK Holdco, Ltd	United Kingdom

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